UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Inter-Tel (Delaware), Incorporated

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On June 22, 2007, Inter-Tel (Delaware), Incorporated issued a press release announcing that the company has received a letter from Mitel Networks Corporation stating that Mitel cannot increase the purchase price in its merger agreement to acquire Inter-Tel.

A copy of the press release follows:

1615 SOUTH 52nd STREET, TEMPE, ARIZONA (480) 449-8900 FAX (480) 449-8929

NEWS RELEASE

For Release	June 22, 2007
Contact	(480) 449-8900	(212) 355-4449
	Norman Stout	Steve Frankel / Jeremy Jacobs
	Inter-Tel Chief Executive Officer	Joele Frank, Wilkinson Brimmer Katcher

INTER-TEL RECEIVES LETTER FROM MITEL STATING

MITEL CANNOT INCREASE ITS OFFER PRICE

TEMPE, AZ, June 22, 2007 – Inter-Tel (Delaware), Incorporated (NASDAQ: INTL) today announced that the company has received a letter from Mitel Networks Corporation stating that Mitel cannot increase the purchase price in its merger agreement to acquire Inter-Tel. Mitel notes that its offer, which provides Inter-Tel stockholders with fair value, greater certainty of closure and less risk than any other alternatives currently available to the company, is a full 10% higher than the highest offer received from any party who has put forward a firm cash offer to acquire 100% of the company’s shares, including Steve Mihaylo. No other strategic or financial buyer has come forward with a higher price for the company.

Following is the full text of the letter received by the company:

June 21, 2007

Alexander L. Cappello

Chairman

Inter-Tel

Norman Stout

Chief Executive Officer

Inter-Tel

Dear Alex/Norman,

During our recent conversations, Inter-Tel has asked Mitel to increase the price in our merger agreement which will provide Inter-Tel common shareholders $25.60 cash per share for all of their shares. While we recognize that some Inter-Tel shareholders may have raised questions about that price, we cannot increase our price, which as you know, was agreed after lengthy and sometimes difficult negotiations. Mitel continues to believe that our offer represents a full valuation for Inter-Tel, and, after carefully considering your request, we have been unable to find any justification for an increase.

In reaching our decision, we considered the following:

•	Inter-Tel’s Q1-2007 fiscal performance, which was below analyst consensus, as well as our expectations;

•

given the broad impact that a 24 month sale process, and particularly the most recent 6 months of this process, has had on the Company’s ability to close new business, we believe that the revenue and earnings projections reflected in the Inter-Tel prospectus filing will be a challenge for a stand-alone Inter-Tel to achieve;

•

our offer is a full 10% higher than the highest offer received from any party who has put forward a firm cash offer to acquire 100% of the company’s shares, including Steve Mihaylo. Our offer is the only firm offer received, despite several other interested but unnamed parties who, per your proxy filing, previously evaluated the merits of acquiring Inter-Tel;

•	in order to justify our offer price, Mitel shareholders are taking considerable risk on the ability to drive material synergies in the post-combination company;

•

we also think it is important to remember that at the time of our offer, 7 of the 11 analysts who covered Inter-Tel had either a sell or hold recommendation and our $25.60 price equaled the average of the price targets from such analysts. Subsequent to the announcement of our merger, several financial analysts have indicated that $25.60 represents an attractive price to Inter-Tel shareholders; and, finally

•	the recent acquisition of Avaya, a leading telephony industry player, at an EBITDA multiple that is lower than that reflected in the price we have offered for Inter-Tel.

We commend Inter-Tel’s special committee for the rigorous process it has carried out over the past 24 months, having engaged leading M&A firms, including both Bear Stearns and subsequently UBS, to exhaust opportunities to maximize shareholder value and we note the lack of a superior offer emerging from such process.

We remain committed to delivering this premium valuation to Inter-Tel shareholders for 100% of their shares. The recent receipt of very favorable ratings from both S&P and Moody’s should provide you with further comfort around the deal certainty we have already committed to Inter-Tel and its shareholders.

The market is consolidating and in the absence of a more favorable merger offer, Inter-Tel may be left out, with a leveraged balance sheet, unable to effectively compete against larger, well capitalized entrants. We continue to believe that Mitel’s $25.60 merger is in the best interests of Inter-Tel shareholders, employees and business partners and we look forward to concluding this transaction with Inter-Tel shareholders.

Sincerely,

Don Smith
Chief Executive Officer
Mitel Networks

Cc: Special Committee

About Inter-Tel (Delaware), Incorporated

Inter-Tel (Nasdaq: INTL) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs approximately 1,940 communications professionals, and services business customers through a network of 57 company-owned, direct sales offices and approximately 300 authorized providers in North America, the United Kingdom, Ireland, Australia and South Africa. More information is available at www.inter-tel.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, concerning the pending acquisition of Inter-Tel by Mitel and the recapitalization proposed by Mr. Mihaylo, among other things. Forward-looking statements are statements in the future tense or that include words such as “intends,” “believe”, “expect”, “proposed”, “anticipates” and words of similar import.

Forward-looking statements are based on assumptions, suppositions and uncertainties, as well as on management’s best possible evaluation of future events. However, actual results may differ materially from those reflected in forward-looking statements based on a number of factors, many of which are beyond the control of Inter-Tel. Such factors may include, without excluding other considerations, fluctuations in quarterly results, evolution in customer demand for Inter-Tel’s products and services, risks associated with the proposed acquisition by Mitel or the outcome of any discussions with or actions by Mr. Mihaylo, the impact of price pressures exerted by competitors, and general market trends or economic changes.

Additional Information

In connection with the pending Mitel merger, Inter-Tel filed a definitive proxy statement with the Securities and Exchange Commission on May 29, 2007. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS OR SUPPLEMENTS THERETO BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION. Copies of the definitive proxy statement and other documents filed by Inter-Tel can be obtained without charge at the Securities and Exchange Commission’s web site at www.sec.gov or from Inter-Tel by contacting Inter-Tel (Delaware), Incorporated, Attention: Investor Relations, 1615 S. 52nd Street, Tempe, AZ 85281, Telephone: 480-449-8900.

Inter-Tel and its directors, officers and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger with Mitel. Information concerning the interests of Inter-Tel’s participants in the solicitation is included in the definitive proxy statement.

Inter-Tel and the Inter-Tel logo, are trademarks of Inter-Tel (Delaware), Incorporated.

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